UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 30, 2014

Atlas Air Worldwide Holdings, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-16545	13-4146982
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2000 Westchester Avenue, Purchase, New York		10577
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	914-701-8000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed in our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 3, 2012, on January 30, 2012, Atlas Air, Inc. ("Atlas Air"), a wholly owned subsidiary of Atlas Air Worldwide Holdings, Inc. ("AAWW"), entered into a term loan facility for up to $864.8 million with Apple Bank for Savings, guaranteed by the Export-Import Bank of the United States ("Ex-Im Bank") to finance up to six 747-8F aircraft deliveries (the "Ex-Im Bank Facility"). The Ex-Im Bank Facility, when drawn, will consist of up to six separate term loans, each secured by a mortgage on a 747-8F aircraft. The Ex-Im Bank Facility contains customary covenants and events of default and is not cross-defaulted to any of Atlas Air’s other debt facilities.

Six loans aggregating approximately $854.3 million have been made under the Ex-Im Bank Facility to date. Five of the loans were term loans that were refinanced through the issuance of bonds in capital markets transactions, which were fully described in previously filed Current Reports on Form 8-K. The sixth and final loan was completed by issuance of bonds in the capital markets as further described below.

On January 30, 2014, Atlas Air borrowed $140.6 million under the Ex-Im Bank Facility by issuing approximately eleven-year fixed-rate notes secured by a mortgage against one 747-8F (aircraft tail number N854GT) (the "2014 Ex-Im Bank Guaranteed Notes"). The 2014 Ex-Im Bank Guaranteed Notes accrue interest at a fixed rate of 2.668% with principal and interest payable quarterly. The 2014 Ex-Im Bank Guaranteed Notes were issued under a loan facility entered into on January 27, 2014 on terms and conditions substantially similar to those of the facility entered into on January 30, 2012.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Atlas Air Worldwide Holdings, Inc.

January 31, 2014	By:	/s/ Adam R. Kokas

Name: Adam R. Kokas
Title: Executive Vice President, General Counsel, Secretary and Chief Human Resources Officer